Exhibit 99.1

Evolution Petroleum Announces Acquisition of Non-operated Oil and Gas Assets in the Barnett Shale
Increases Scale With Long-life Gas and Liquids Reserves While Maintaining Balance Sheet Strength
Supports the Company’s Fundamental Dividend Strategy

HOUSTON, TX / ACCESSWIRE / March 30, 2021 / Evolution Petroleum (NYSE American: EPM) ("Evolution" or the "Company") announced today that it has entered into a definitive agreement to acquire non-operated oil and gas assets in the Barnett Shale (the “Transaction”) from TG Barnett Resources, LP (“TGBR”), a wholly owned subsidiary of Tokyo Gas Americas, Ltd. (“Tokyo Gas”). The purchase price of the Transaction is $23.25 million in cash, subject to customary purchase price adjustments and closing conditions, with an effective date of January 1, 2021 and an expected closing date in April 2021.

Acquisition Highlights

•Substantial addition of natural gas and liquids production and reserves in a mature Texas basin which complements the Company’s current non-operated holdings in the low decline oil producing Delhi field in North Louisiana and Hamilton Dome field in Wyoming
•Current net production of approximately 22.0 MMcf/d of natural gas and 1.3 MBbls/d of liquids
•Approximately 70 Bcf of natural gas and 5 MMBbls of liquids proved developed producing (“PDP”) reserves based on the seller’s December 31, 2020 Netherland Sewell reserve report using weighted average prices of $51.41/Bbl for oil and $2.74/Mcf for natural gas
•Low decline rate (< 10%), long-lived PDP asset with reserves-to-production of over 9 years to support dividend coverage
•Average 17% Working Interest (“WI”) and 14% Revenue Interest (“RI”), reflecting a relatively low royalty burden
•Requires no material additional general and administrative (“G&A”) expenses

Management Comments

“We are extremely pleased to be acquiring high quality producing assets in Texas and feel the Barnett Shale fits perfectly into our portfolio of long-lived, low-decline assets.” said Jason Brown, President and CEO. “This acquisition significantly adds to our overall production and reserves, representing a material step in growing our business without adding incremental G&A expenses. As I indicated on previous earnings calls, there are many attributes we like about the long-life characteristics of natural gas in certain basins that have stable regulatory environments and access to premium gas markets. We have been following the Barnett and have seen significant improvement in the midstream infrastructure costs over the past 18 months. In addition, many operators have successfully transitioned from a WAHA price basis to an East Texas or Houston Ship Channel basis which has both lowered and stabilized the differential leading to improved realized prices. These two factors along with the maturity of the basin, demonstrated by relative low production declines, makes the Barnett a complementary addition to support our long-term business strategy. We think in terms of economic value when it comes to production and reserves because our focus is on cashflow that will support our dividend. As described in the related investor presentation, the 70% of the acquired production being gas and 30% being liquids are equivalent to an approximate 75% increase to current production and PDP reserves based on economic value. The acquisition further diversifies our asset portfolio, reduces volatility risk, and improves the sustainability and support of our dividend. We have appreciated the support and patience of our shareholders during this past year and feel this is an important step in gaining both size and scale to create long-term value.”

Asset Details

The asset footprint consists of approximately 23,000 net acres held by production across 9 counties in the Barnett Shale basin of North Texas. The acreage has an average WI of 17% with a 14% average RI. Blackbeard Operating, LLC, an NGP portfolio company, is the current operator for the majority of the properties. Most of the wells were completed from 2007-2010, which led to the current low decline production profile. On average, the commodity mix is 30% natural gas liquids and 70% natural gas. These properties have potential upside drilling and workover opportunities that Evolution could participate in to support current production.

Transaction Consideration and Capital Available

Evolution plans to fund a substantial portion of the transaction with cash on hand, plus modest borrowings under the Company’s existing bank facility. As of December 31, 2020, the Company had $19 million in cash on hand and had no borrowings under its credit facility with MidFirst Bank.

Investor Presentation

Evolution has posted a presentation highlighting the merits of this transaction on the Company’s website: www.evolutionpetroleum.com.

About Evolution Petroleum

Evolution Petroleum Corporation is an oil and gas company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management, and development of producing oil and gas properties onshore in the United States. The Company's long-term goal is to build a diversified portfolio of oil and gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement and other exploitation efforts on its properties. Our largest assets are our interest in a CO2 enhanced oil recovery project in Louisiana's Delhi field and our interest in a secondary recovery project in Wyoming's Hamilton Dome field. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at http://www.EvolutionPetroleum.com.

Cautionary Statement

All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial, and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Company Contacts:

Jason Brown, President & CEO
Ryan Stash, SVP & CFO
(713) 935-0122
JBrown@evolutionpetroleum.com
RStash@evolutionpetroleum.com